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As filed with the United States Securities and Exchange Commission on October 25, 2005

Registration Statement No. 333-128930

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EAGLE BULK SHIPPING INC.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	98-0453513 (I.R.S. Employer Identification No.)
Eagle Bulk Shipping Inc. 29 Broadway New York, New York 10006 (212) 785-2500 (Address and telephone number of Registrant's principal executive offices)		Seward & Kissel LLP Attention: Gary J. Wolfe, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1200 (Name, address and telephone number of agent for service)
Copies to:
Gary J. Wolfe, Esq. Robert E. Lustrin, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone number) (212) 480-8421 (facsimile number)		Gary L. Sellers, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000 (telephone number) (212) 455-2502 (facsimile number)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee

Common Stock, par value $.01	6,900,000	$17.04	$117,576,000.00	$13,838.70(3)

(1)
Includes shares of Common Stock, if any, that may be sold pursuant to the underwriters' over-allotment option.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices per share of the registrant's common stock as reported on the Nasdaq National Market on October 10, 2005.

(3)
Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Amendment No. 2 to the registration statement of Eagle Bulk Shipping Inc. ("Amendment No. 2") does not relate to our preliminary prospectus which is not amended hereby. As such, this Amendment No. 2 does not include a copy of our preliminary prospectus. This Amendment No. 2 is being filed solely for the purpose of submitting Exhibit No. 1 "Form of Underwriting Agreement."

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        We estimate the expenses in connection with the issuance and distribution of our common stock in this offering, other than underwriting discounts and commissions, as follows:

SEC Registration Fee	$13,838
Printing and Engraving Expenses	$200,000
Legal Fees and Expenses	$350,000
Accountants' Fees and Expenses	$150,000
Nasdaq Entry Fee	$45,000
Blue Sky Fees and Expenses	$5,000
Transfer Agent's Fees and Expenses	$15,000
Miscellaneous Costs	$421,162

Total	$1,200,000

Item 14.    Indemnification of Directors and Officers.

        The bylaws of the Registrant provide that every director and officer of the Registrant shall be indemnified out of the funds of the Registrant against:

  (1)
  all civil liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him as such director or officer acting in the reasonable belief that he has been so appointed or elected notwithstanding any defect in such appointment or election, provided always that such indemnity shall not extend to any matter which would render it void pursuant to any Marshall Islands statute from time to time in force concerning companies insofar as the same applies to the Registrant (the "Companies Acts"); and

  (2)
  all liabilities incurred by him as such director or officer in defending any proceedings, whether civil or criminal, in which judgment is given in his favor, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court.

        Section 60 of the Associations Law of the Republic of the Marshall Islands provides as follows:

        Indemnification of directors and officers.

  (1)
  Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

  (2)
  Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  (3)
  When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  (4)
  Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

  (5)
  Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

  (6)
  Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 15.    Recent Sales of Unregistered Securities.

        We were formed on March 23, 2005. Since our inception, we issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering thereunder. No underwriters were involved in any of the below-referenced sales of securities.

        (1)   On March 31, 2005, in connection with our formation, we sold 250 shares of our common stock, par value $.01 per share, to Eagle Ventures LLC for an aggregate purchase price of $250.

        (2)   On March 31, 2005, in connection with the merger of Eagle Holdings LLC with and into our company, all of the issued and outstanding membership interests in Eagle Holdings LLC (which were held by Eagle Ventures LLC) were converted into and exchanged for, and we issued, 250 shares of our common stock, par value $.01 per share, to Eagle Ventures.

        (3)   On June 14, 2005 we effected a 25,500 for 1 stock split in the form of a stock dividend. In connection with this stock split, we issued an additional 12,749,500 shares of our common stock, par value $.01 to Eagle Ventures LLC.

        The sales of the above securities were exempt from the registration requirements of the Securities Act, in reliance on Section 4(2) of the Securities Act, Regulation D or Rule 701 promulgated thereunder, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701. There were no underwriters involved in connection with the sale of the above securities.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits

Exhibit Number	Description
1	Form of Underwriting Agreement
3.1	Amended and Restated Articles of Incorporation of the Company*
3.2	Amended and Restated Bylaws of the Company*
4	Form of Share Certificate of the Company*
5	Form of Opinion of Seward & Kissel LLP, Marshall Islands Counsel to the Company, as to the validity of the Shares**
8	Opinion of Seward & Kissel LLP, United States Counsel to the Company, with respect to certain tax matters**
10.1	Form of Registration Rights Agreement*
10.2	Form of Management Agreement*
10.3	Form of Credit Agreement*
10.4	Eagle Bulk Shipping Inc. 2005 Stock Incentive Plan*
10.5	Employment Agreement for Mr. Sophocles N. Zoullas*
10.6	Form of Second Amended and Restated Limited Liability Company Agreement of Eagle Ventures LLC*
21	Subsidiaries of the Company**
23.1	Consent of Seward & Kissel LLP (included in Exhibit 8)**
23.2	Consent of Ernst & Young LLP**
23.3	Consent of Drewry Shipping Consultants Limited**
24	Powers of Attorney (included in the signature page to the initially filed registration statement)**

*
Incorporated by reference to the Registration Statement on Form S-1, Registration No. 333-123817.

**
Previously filed.

Item 17.    Undertakings.

  A.
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described above in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  B.
  The undersigned Registrant hereby undertakes that:

  1.
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

  2.
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on October 25, 2005.

EAGLE BULK SHIPPING INC.
By:	/s/ SOPHOCLES N. ZOULLAS Sophocles N. Zoullas President, Chief Executive Officer and Chairman of the Board

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons on October 25, 2005 in the capacities indicated.

Signature	Title

/s/ SOPHOCLES N. ZOULLAS Sophocles N. Zoullas	Director, President, Chief Executive Officer, Chairman of the Board and Secretary (Principal Executive Officer)
/s/ SOPHOCLES N. ZOULLAS, ATTORNEY-IN-FACT Michael B. Goldberg	Director
/s/ SOPHOCLES N. ZOULLAS, ATTORNEY-IN-FACT Philip E. Berney	Director
/s/ SOPHOCLES N. ZOULLAS, ATTORNEY-IN-FACT Frank J. Loverro	Director
/s/ SOPHOCLES N. ZOULLAS, ATTORNEY-IN-FACT David B. Hiley	Director
/s/ SOPHOCLES N. ZOULLAS, ATTORNEY-IN-FACT Douglas P. Haensel	Director
/s/ SOPHOCLES N. ZOULLAS, ATTORNEY-IN-FACT Alan S. Ginsberg	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Authorized Representative in the United States

        Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Eagle Bulk Shipping Inc., has signed this amendment to the Registration Statement in the City of Newark, State of Delaware, on October 25, 2005.

PUGLISI & ASSOCIATES
By:	/s/ GREGORY F. LAVELLE
	Name:	Gregory F. Lavelle
	Title:	Managing Director

EXHIBIT INDEX

Exhibit Number	Description
1	Form of Underwriting Agreement
3.1	Amended and Restated Articles of Incorporation of the Company*
3.2	Amended and Restated Bylaws of the Company*
4	Form of Share Certificate of the Company*
5	Form of Opinion of Seward & Kissel LLP, Marshall Islands Counsel to the Company, as to the validity of the Shares**
8	Opinion of Seward & Kissel LLP, United States Counsel to the Company, with respect to certain tax matters**
10.1	Form of Registration Rights Agreement*
10.2	Form of Management Agreement*
10.3	Form of Credit Agreement*
10.4	Eagle Bulk Shipping Inc. 2005 Stock Incentive Plan*
10.5	Employment Agreement for Mr. Sophocles N. Zoullas*
10.6	Form of Second Amended and Restated Limited Liability Company Agreement of Eagle Ventures LLC*
21	Subsidiaries of the Company**
23.1	Consent of Seward & Kissel LLP (included in Exhibit 8)**
23.2	Consent of Ernst & Young LLP**
23.3	Consent of Drewry Shipping Consultants Ltd.**
24	Powers of Attorney (included in the signature page to the initially filed registration statement)**

*
Incorporated by reference to the Registration Statement on Form S-1, Registration No. 333-123817.

**
Previously filed.

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EXPLANATORY NOTE
PART II INFORMATION NOT REQUIRED IN THE PROSPECTUS
OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
SIGNATURES
Authorized Representative in the United States
EXHIBIT INDEX